AMENDMENT TO THE CUSTODIAN AGREEMENT

     THIS AMENDMENT, dated as of November 11, 2003, between the AllianceBernstein Greater China '97 Fund, Inc. (the "Fund") the Fund being an open-end management investment company registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940 (the 1940 Act), and BROWN BROTHERS HARRIMAN & Co., a limited partnership formed under the laws of the State of New York (BBH&Co. or the Custodian), further amends the Custodian Agreement currently in full force and effect between the parties (the "Custodian Agreement").

                              W I T N E S S E T H:

     WHEREAS, the Fund has employed BBH&Co. to act as custodian for the Fund's securities and cash and to provide related services, all as provided in the Custodian Agreement;

     WHEREAS, the Custodian, in the conduct of its safekeeping duties under the Custodian Agreement has from time to time advanced monies to facilitate securities settlements or otherwise for benefit of the Fund;

     WHEREAS, the Custodian may continue to advance monies to facilitate securities settlements or otherwise for the benefit of the Fund;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Fund and the Custodian hereby agree, as follows:

          1. That Section 6 D., of the Custody Agreement is hereby amended by the addition of the following:

     "In the course of performing its administrative and safekeeping duties under the Custody Agreement, the Custodian may, or cause the Subcustodian or other person, from time to time advance its own funds in order to effect settlement of the Fund's transactions (each an "Advance"). In such instances, the Fund represents and warrants that each Proper Instruction issued to the Custodian giving rise to an Advance does not violate any applicable law or conflict with or constitute a default under the Fund's prospectus or other organic document, agreement, judgment, order or decree to which the Fund is a party or by which it is bound. The Fund grants to the Custodian a security interest in the Fund's securities to the extent and for the duration of any Advance. The Fund agrees that the Custodian may secure an Advance by perfecting a security interest in the Fund's securities under applicable law. The Custodian shall not be obligated to advance monies to the Fund, and in the event that such Advance occurs, any transaction giving rise to an Advance shall be for the account and risk of the Fund and shall not be deemed to be a transaction undertaken by the Custodian for its own account and risk. If such Advance shall have been made by a Subcustodian or any other person, the Custodian may assign the security interest and any other rights granted to the Custodian hereunder to such Subcustodian or other person. If the Fund shall fail to repay when due the principal balance of an Advance and accrued and unpaid interest thereon, the Custodian or its assignee, as the case may be, shall be entitled to utilize the available cash balance in any cash account and to dispose of Fund securities to the extent necessary to recover payment of all principal of, and interest on, such Advance in full. Any securities in which the Custodian has taken a security interest hereunder shall be treated as financial assets credited to securities accounts under Articles 8 and 9 of the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts. The Custodian shall have the rights and benefits of a secured creditor that is a securities intermediary under such Articles 8 and 9. For purposes hereof, all cash deposits shall collectively constitute a single and indivisible current account with respect to the Fund's obligations to the Custodian, or its assignee, and balances in such current account shall be available for satisfaction of the Fund's obligations under this Section. The Custodian shall further have a right of offset against the balances in any cash account maintained under this agreement."

     Except as specifically amended hereby, the Custodian Agreement shall continue in full force and effect. In the event of any conflict between this Amendment and the Custodian Agreement, the terms of this Amendment shall control.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.



     AllianceBernstein Greater China '97 Fund, Inc.


     By:  /s/ Mark D. Gersten
          ------------------------------
          Name:   Mark D. Gersten
          Title:  Treasurer and Chief Financial Officer
          Date:   January 15, 2004



     BROWN BROTHERS  HARRIMAN & CO.


     By:  /s/ Michael F. Hogan
          ----------------------------
          Name:   Michael F. Hogan
          Title:  Senior Vice President
          Date: